Exhibit 99.1

For Immediate Release

Contact: Robert J. Habig

650.610.2900

ir@avistar.com

AVISTAR COMMUNICATIONS REPORTS FINANCIAL RESULTS
FOR THE FIRST QUARTER OF 2005

REDWOOD SHORES, Calif. – April 21, 2005 – Avistar Communications Corporation (NASDAQ: AVSR), a video collaboration platform provider, today announced financial results for the three months ended March 31, 2005.

Revenue for the three months ended March 31, 2005 was $3.0 million, compared to revenue of $2.3 million for the three months ended December 31, 2004 and $1.4 million for the three months ended March 31, 2004.  For the three months ended March 31, 2005, gross margin was 70% compared to 61% for the three months ended December 31, 2004 and 45% for the three months ended March 31, 2004.

Avistar reported a net loss of $0.4 million, or $0.01 per basic and diluted share, for the three months ended March 31, 2005.  Avistar reported a net loss of $2.1 million, or $0.06 per basic and diluted share, for the three months ended December 31, 2004 and $2.1 million, or $0.07 per basic and diluted share, for the three months ended March 31, 2004.

As of March 31, 2005, Avistar had cash and cash equivalents of $20.5 million and no debt.

“The first quarter of 2005 evidenced good progress for Avistar as we pursue our expanded business model,” stated Gerald J. Burnett, Chairman and Chief Executive Officer of Avistar.  “In the past, Avistar was exclusively a direct seller of an outstanding video collaboration product to the financial services industry, but with goals of developing licensing and partnering business channels as well.  Those goals are now taking shape in a tangible way.”

Dr. Burnett continued, “The technology that backs up our product has been developed over more than a ten year period and, in many areas, is patent-protected.  Our settlement and cross-licensing arrangement, which was concluded in November of last year with Polycom, Inc., produced a full quarter of new licensing revenue during the first quarter of 2005, attributable to the patents held by our wholly-owned subsidiary, Collaboration Properties, Inc.  We are hopeful that this patent portfolio will facilitate and reinforce partnering activities in the future, as well as generate additional licensing revenue beyond the Polycom agreement.  Another notable development during the first quarter of this year relating to the expansion of our business model was our announcement of a partnering arrangement with IBM, through which we intend to integrate our video functionality with IBM’s Workplace Client Technology.  We are looking forward to a productive relationship with IBM, a global technology leader.”

“As Jerry discussed, our improved results for the first three months of 2005 reflect our first full quarter of licensing revenue, which amounted to $1.1 million.  The benefit to operating margin was dramatic, and this revenue stream will provide increased visibility for our go-forward revenue and margin.  Also related to the successful conclusion of our litigation with Polycom, was the large reduction in operating expense and cash burn during the first quarter, moving us within one half million dollars of quarterly profit break-even,” said Robert J. Habig, Chief Financial Officer of Avistar.

About Avistar Communications Corporation

Avistar Communications Corporation develops, markets and supports a video collaboration platform for the enterprise, all powered by the AvistarVOS™ software.  From the desktop, Avistar delivers TV-quality video calling, recording, publishing to web and emails, video-on-demand, broadcast origination and distribution, and document sharing.  Avistar video-enables business processes by integrating visual communications into the daily workflow and connecting communities of users within and across enterprises.  Founded in 1993, Avistar Communications Corporation is headquartered in Redwood Shores, California, with sales offices in New York and London.  Avistar’s technology is used in more than 35 countries.

Collaboration Properties, Inc. (CPI), a wholly owned subsidiary of Avistar, holds a current portfolio of 66 patents for inventions in the primary areas of video and network technology.  CPI pursues patents for presence-based interactions, desktop video, recorded and live media at the desktop, multimedia documents, data sharing, and a rich-service network video architecture to support Avistar’s product suite and customers.  CPI offers this intellectual property by licensing its patent portfolio and Avistar’s video-enabling technologies to companies in the video conferencing, rich-media services, public-networking, and related industries.

For more information, visit www.avistar.com.

Forward Looking Statements

Statements made in this news release that are not purely historical, including but not limited to statements regarding the impact of our patent portfolio and the Polycom settlement on future partnering activities, the future of our relationship with IBM and our prospects for achieving quarterly break-even results, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including such factors, among others, as market acceptance of Avistar’s products and its intellectual property, increased competition in the market for video collaboration products, technical limitations on the development and application of our products and challenges associated with protecting our intellectual property.  As a result of these and other factors, Avistar expects to experience significant fluctuations in revenue and operating results, and there can be no assurance that Avistar will become or remain profitable in the future, or that its future results will meet expectations.  These and other risk factors are discussed in Avistar’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission from time to time.  Avistar disclaims any intent or obligation to update these forward-looking statements.

~ financial statements follow ~

Copyright © 2005 Avistar Communications Corporation.  All rights reserved.  Avistar, AvistarVOS, and the Avistar logo are trademarks or registered trademarks of Avistar Communications Corporation.

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
for the three months ended March 31, 2005 and 2004

(in thousands, except per share data)

	Three Months Ended
	March 31, 2005	March 31, 2004
	(unaudited)
Revenue:
Product	$1,127	$562
Licensing	1,057	—
Services, maintenance and support	795	842
Total revenue	2,979	1,404
Cost of revenue:
Product	450	292
Services, maintenance and support	447	482
Total cost of revenue	897	774
Gross margin	2,082	630
Operating Expenses:
Research and development	641	624
Sales and marketing	698	608
General and administrative	1,273	1,505
Total operating expenses	2,612	2,737
Loss from operations	(530)	(2,107)
Other income:
Interest income	148	13
Other income (expense), net	(5)	6
Total other income, net	143	19
Net loss	$(387)	$(2,088)

Net loss per share - basic and diluted	$(0.01)	$(0.07)
Weighted average shares used in calculating basic and diluted net loss per share	33,420	30,450

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
as of March 31, 2005 and December 31, 2004

(in thousands, except share and per share data)

	March 31, 2005	December 31, 2004
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$20,454	$21,656
Accounts receivable, net of allowance for doubtful accounts of $55 and $22 at March 31, 2005 and December 31, 2004, respectively	701	886
Inventories, including inventory shipped to customers’ sites, not yet installed of $26 and $34 at March 31, 2005 and December 31, 2004, respectively	734	737
Prepaid expenses and other current assets	446	454
Total current assets	22,335	23,733
Property and equipment, net	233	192
Other assets	288	286
Total assets	$22,856	$24,211

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	546	1,105
Deferred license revenue	4,226	4,226
Deferred services revenue and customer deposits	1,615	748
Accrued liabilities and other	996	1,287
Total current liabilities	7,383	7,366
Long-term liabilities:
Long-term deferred license revenue	15,274	16,331
Total liabilities	22,657	23,697
Stockholders’ equity:
Common stock, $0.001 par value; 250,000,000 shares authorized at March 31, 2005 and December 31, 2004; 34,632,340 and 34,542,334 shares issued at March 31, 2005 and December 31, 2004, respectively	35	35
Less: treasury common stock, 1,181,625 at March 31, 2005 and December 31, 2004, respectively, at cost	(53)	(53)
Additional paid-in-capital	90,077	90,005
Accumulated deficit	(89,860)	(89,473)
Total stockholders’ equity	199	514
Total liabilities and stockholders’ equity	$22,856	$24,211

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
for the three months ended March 31, 2005 and 2004

(in thousands)

	Three Months Ended
	March 31, 2005	March 31, 2004
	(unaudited)
Cash Flows from Operating Activities:
Net loss	$(387)	$(2,088)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	36	68
Compensation on options issued to consultants	2	6
Provision for doubtful accounts	42	—
Changes in assets and liabilities:
Accounts receivable	128	(38)
Inventories	3	55
Prepaid expenses and other current assets	23	21
Other assets	(2)	—
Accounts payable	(559)	195
Deferred license revenue	(1,057)	—
Deferred services revenue and customer deposits	867	476
Accrued liabilities and other	(291)	(222)
Net cash used in operating activities	(1,195)	(1,527)

Cash Flows from Investing Activities:
Purchase of property and equipment	(77)	(92)
Net cash used in investing activities	(77)	(92)

Cash Flows from Financing Activities:
Proceeds from issuance of common stock	70	3,662
Net cash provided by financing activities	70	3,662
Net increase (decrease) in cash and cash equivalents	(1,202)	2,043
Cash and cash equivalents, beginning of year	21,656	5,438
Cash and cash equivalents, end of year	$20,454	$7,481

Supplemental Cash Flow Information:
Cash paid for income taxes	$315	$14
Cash paid for interest	$—	$—